                                                                   EXHIBIT 99(1)

           Harrah's Entertainment, Inc. Reports First-Quarter Results
                  Record Revenues, EBITDA, Net Income Achieved
                   Adjusted Earnings Per Share Rise 68 Percent

      LAS VEGAS, April 18, 2001 - Harrah's Entertainment, Inc. (NYSE:HET), the leading consumer-marketing company in the gaming industry, today reported first-quarter Adjusted Earnings per Share of 42 cents, up 68 percent from 25 cents per share reported for the first quarter of 2000. Diluted earnings per share rose to 38 cents from 25 cents in the first quarter of 2000.

      The company posted record first-quarter revenues of $899.5 million, up
15.3 percent from $780.3 million in the 2000 first quarter. First-quarter Property Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) rose 22.6 percent to a record $235.4 million from $192.0 million in the year-ago quarter.

      "The year-over-year comparisons were aided by a full quarter of results from the three Players International, Inc. properties acquired on March 22, 2000, and by strong performances in most markets, including a reinvigorated performance at the Rio in Las Vegas," said Phil Satre, Harrah's Entertainment Chairman and Chief Executive Officer.

      "Our Harrah's brand properties achieved strong same-store sales growth of
5.6 percent above the 2000 first quarter, clearly indicating the ongoing benefits of our strategy that focuses on building customer loyalty through innovative marketing and effective use of information technology," Satre said.

      "Our overall results would have been even better were it not for the negative impact of the stock market's poor performance on the investment results of our company-owned life insurance policies," Satre said.

      Among the first quarter's highlights:

      o JCC Holding Company completed its financial reorganization at the end of the first quarter after the Louisiana Legislature approved an equitable reduction in minimum annual payments to the State and relaxed operating restrictions that have kept the facility from reaching its full potential. Harrah's Entertainment owns 49 percent of the reorganized JCC Holding Company.

      o Harrah's Entertainment issued $500 million of new Senior Notes, using the net proceeds to reduce floating-rate debt. Credit-rating agencies confirmed the company's investment-grade ratings in connection with the new debt issue.


      o Harrah's Shreveport completed and opened a $150 million expansion that added 514 hotel rooms, four restaurants and other shore-side amenities.

      o     A 146-room hotel opened at Harrah's Ak-Chin in March.

      o A temporary casino managed by the Rincon San Luiseno Band of Mission Indians in Southern California began operations near the site where a permanent casino to be managed by Harrah's is scheduled to open in the second quarter of 2002.

                Western Region Reports Gains In Revenues, EBITDA
                       Despite Slowdown In Northern Nevada

        Western Region Results
        (in millions)


                                         2001      2000      Percent
                                         First     First    Increase
                                        Quarter   Quarter   (DECREASE)
                                        -------   -------   ----------
        Rio Hotel & Casino
           Revenues                     $ 112.2   $ 105.2      6.7%
           Operating Profit                11.7      (1.3)   N/M
           EBITDA                          22.7       7.1    219.7%
        Harrah's Southern Nevada
           Revenues                     $ 108.1   $  98.1     10.2%
           Operating Profit                22.8      18.1     26.0%
           EBITDA                          31.6      26.9     17.5%
        Harrah's Northern Nevada
           Revenues                     $  65.2   $  68.7     -5.1%
           Operating Profit                 1.8       6.9    -73.9%
           EBITDA                           8.0      11.6    -31.0%
        Total Western Region
           Revenues                     $ 285.5   $ 272.0      5.0%
           Operating Profit                36.3      23.7     53.2%
           EBITDA                          62.3      45.6     36.6%

      Western Region results were spurred by a strong performance in Southern Nevada, including a significant turnaround at the Rio. Revenues at the Rio rose
6.7 percent, aided by an increase in the table-games hold percentage to 16.6 percent, compared with a 12.4 percent table-games hold in the year-ago quarter. The Rio's EBITDA rose to $22.7 million from $7.1 million reported for the 2000 first quarter due to the higher hold percentage and successful cost management.

      The two Southern Nevada Harrah's properties posted record first-quarter revenues and Property EBITDA, while the company's Northern Nevada casinos reported lower revenues and Property EBITDA.

      "The company's successful cross-marketing programs helped Harrah's casinos in Las Vegas and Laughlin achieve record results," Satre said. "Our new, proprietary yield-management program, which ensures highly valued guests get priority for room reservations, was tested at Harrah's Las Vegas during the first quarter and is expected to be rolled out to all properties in the second half of 2001."

      Revenues at Harrah's Las Vegas rose 14.3 percent and Property EBITDA was
18.6 percent higher than in the first quarter of 2000. In Laughlin, first-quarter revenues were level with the 2000 first quarter and Property EBITDA rose 10.6 percent to a record.

      In Northern Nevada, tracked play was about even with last year's first quarter, while walk-in business declined. Harrah's Reno reported 9.7 percent lower revenues and a 54.9 percent decline in Property EBITDA. The company's Lake Tahoe properties posted revenues approximately the same as in last year's first quarter, but Property EBITDA declined 12.8 percent.

                   Harrah's Atlantic City Posts Record Results

  Though Harsh Winter Weather, Casino Reconfiguration Impact Eastern Region

Eastern Region Results
(in millions)

                                             2001      2000       Percent
                                             First     First      Increase
                                            Quarter   Quarter    (DECREASE)
                                            -------   -------    ----------
Harrah's Atlantic City
                      Revenues             $   99.9   $   99.8      0.1%
                      Operating Profit         25.4       23.5      8.1%
                      EBITDA                   32.1       29.4      9.2%
Showboat Atlantic City
                      Revenues             $   81.1   $   85.6     -5.3%
                      Operating Profit         11.9       14.6    -18.5%
                      EBITDA                   18.3       20.4    -10.3%
Total Eastern Region
                      Revenues             $  181.0   $  185.4     -2.4%
                      Operating Profit         37.3       38.1     -2.1%
                      EBITDA                   50.4       49.8      1.2%

      Harrah's Atlantic City achieved record revenues and EBITDA despite unfavorable weather conditions in the first quarter of 2001. Construction continued on the $110 million, 450-room addition to Harrah's Atlantic City; the expansion is expected to open in the first quarter of 2002.

      Showboat Atlantic City was impacted by poor weather that caused several bus lines to cancel service. Showboat also faced construction disruptions related to reconfiguration of the casino floor. The reconfiguration, designed to provide a higher-quality gaming experience and new, customer-preferred games at the Showboat, is expected to be completed in the second quarter of 2001.

      "As has been the experience at Harrah's brand properties, our tiered Total Rewards customer-loyalty program at the Showboat is expected to result in increased play from loyal guests aspiring to higher levels of service once all the elements of our program are in place," Satre said. "The completion of the Showboat casino reconfiguration and the opening of a new highway later this year also should benefit our Eastern Region properties."

                  Central Region Posts Record Revenues, EBITDA

        Central Region Results
        (in millions)

                                       2001      2000        Percent
                                       First     First       Increase
                                      Quarter    Quarter     (Decrease)
                                      -------    -------     ----------
            Central Region
               Revenues              $  415.0    $  301.5      37.6%
               Operating Profit          88.3        68.9      28.2%
               EBITDA                   112.9        83.4      35.4%

      The Central Region's first-quarter results benefited from the addition of the Players facilities in Maryland Heights, Mo., Metropolis, Ill., and Lake Charles, La., which were acquired in late March 2000, and from record performances at most Harrah's properties in the Region.

      "Harrah's Chicagoland casinos showed continued strength in the first quarter, with East Chicago posting record revenues and Property EBITDA and Joliet achieving record revenues," Satre said. "Joliet's performance was bolstered when we added a hotel to that facility in November 1999, and we anticipate similar results when we open our new luxury hotel in East Chicago around the end of 2001.

      "In Joliet, construction continues on the new casino barges that are scheduled to replace our riverboats at the beginning of the fourth quarter, well ahead of the time when our competitors will open their new barge-based casinos," Satre said.

      Combined Chicagoland revenues rose 5.5 percent to a first-quarter record, while Property EBITDA was up 3.2 percent, also to a record.

      In Missouri, record first-quarter revenues and Property EBITDA were posted at both the North Kansas City and St. Louis properties. Harrah's North Kansas City benefited from effective marketing and cost-management measures, while consolidation of the Players Maryland Heights facility with the Company's adjacent Harrah's casino led to improvements at Harrah's St. Louis. Combined revenues from the Missouri properties rose 41.3 percent and combined Property EBITDA was up 49.4 percent from the 2000 first quarter. Construction is scheduled to be completed this summer on the new casino space in Kansas City that will replace the riverboat the Company has used in that market since 1994.

      Harrah's Shreveport opened its new hotel and restaurants during the first quarter, and achieved a 12.0 percent gain in revenues. Property EBITDA was lower due to increased promotional expenses and the cost inefficiencies of the staggered opening of the new hotel and other amenities while construction was completed during the course of the quarter. Harrah's Shreveport reported Property EBITDA improved in March from January and February, reflecting the hotel's positive impact on gaming results.

      In Lake Charles, La., the December 2000 conversion of the Players property to the Harrah's brand led to significant gains in market share.

      "We are evaluating the appropriate level of additional investment we will make in the Shreveport and Lake Charles markets now that the rules are set about what style casinos will be allowed in the Louisiana riverboat markets," Satre said.

      "We began dockside operations in Lake Charles on April 1 this year, and expect that to have a positive impact on our revenues," Satre said. "We will face higher taxes on our riverboat operations in Louisiana in return for permanent dockside operations."

            MANAGED PROPERTIES:

      The three Indian-owned casinos managed by Harrah's posted strong revenues and Property EBITDA. Management fees earned by Harrah's from these casinos rose from the year-ago quarter. During the 2001 first quarter, construction began on a 252-room hotel at Harrah's Cherokee.

      No management fees from Harrah's New Orleans were recognized in the first quarter of 2001 due to the bankruptcy filing by JCC Holding. Beginning in the second quarter of 2001, Harrah's expects to resume recognizing management fees from the New Orleans casino, though at a reduced level from those reported in 2000.

       "We are optimistic about the improved outlook for Harrah's New Orleans and its potential to make positive contributions to our financial results in the future," Satre said.

            OTHER ITEMS:

      On a combined basis, corporate expense and headquarters relocation and reorganization expenses rose 7.5 percent from the first quarter of 2000, but comprised a lower percentage of revenue than in the year-ago quarter.

      Losses from affiliates, which totaled $23.7 million in the 2000 first quarter, were eliminated in the first quarter of 2001 due to write-offs and reserves for JCC Holding Company and National Airlines, Inc., which filed a voluntary bankruptcy petition for reorganization relief in December 2000. The Company recorded the write-offs and reserves in the fourth quarter of 2000.

      The increase in goodwill amortization is due to the Players acquisition, which was completed near the end of the first quarter 2000.

      Interest expense increased due to the higher level of debt associated with the acquisition of Players and the Company's stock-repurchase program. No additional shares were repurchased under the stock-repurchase program during the first quarter of 2001. The Company can repurchase up to 4.5 million shares under its current Board-approved authorization.

      Net investment results for company-owned life insurance policies reported under Other Income/Expense included an $8.3 million expense for the first quarter 2001, compared with income of $1.0 million in the 2000 first quarter.

      Harrah's Entertainment will host a conference call for interested parties today, Wednesday, April 18, 2001, at 9 a.m. Eastern Daylight Time to review its first-quarter financial results. For those interested in participating in the call, please dial 1-888-792-1069, or 1-703-871-3019 for international callers, approximately 10 minutes before the call start time. A taped replay of the conference called can be accessed at 1-888-266-2081, or 1-703-925-2533 for international callers, beginning at 1 p.m. EDT April 18. The replay will be available through midnight EDT on Wednesday, April 25. The passcode number for the replay is 5157017.

      Interested parties wanting to listen to the live conference call on the Internet may do so on the company's web site - WWW.HARRAHS.COM - in the Investor Relations section behind the "About Us" tab.

      Founded more than 60 years ago, Harrah's Entertainment, Inc. is the most recognized and respected name in the casino-entertainment industry, operating 21 casinos in the United States under the Harrah's, Showboat, Rio and Players brand names. With a combined database of more than 19 million players, Harrah's Entertainment is focused on building loyalty and value with its target customers through a unique combination of great service, excellent products, unsurpassed distribution, operational excellence and technology leadership.

      This release includes "forward-looking statements" intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally can be identified by phrases such as the company "believes," "expects," "anticipates," "foresees," "forecasts," "estimates" or other words or phrases of similar import. Similarly, such statements herein that describe the company's business strategy, outlook, objectives, plans, intentions or goals are also forward-looking statements. All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those in forward-looking statements. Such risks and uncertainties include, but are not limited to, economic, bank, equity and debt-market condition, changes in laws or regulations, third-party relations and approvals, decisions of courts, regulators and governmental bodies, factors affecting leverage, including interest rates, abnormal gaming holds, and effects of competition.

                          HARRAH'S ENTERTAINMENT, INC.
                       CONSOLIDATED SUMMARY OF OPERATIONS
                                   (UNAUDITED)


                                                              FIRST QUARTER ENDED
(In thousands, except per                                  March 31,     March 31,
 share amounts)                                                 2001          2000
                                                        ------------  ------------
Revenues                                                $    899,533  $    780,260
Operating expenses                                           664,177       588,234
Depreciation and amortization                                 66,129        50,571
                                                        ------------  ------------
  Operating profit                                           169,227       141,455

Corporate expense                                            (13,776)      (11,021)
Headquarters relocation and
  Reorganization expenses                                          -        (1,796)
Equity in income (losses) of
  Nonconsolidated affiliates                                     426       (23,696)
Amortization of goodwill and
  Trademarks                                                  (5,602)       (4,537)
Reserves for New Orleans casino                               (2,323)            -
Project opening costs and other
  Nonrecurring items                                          (3,426)         (305)
                                                        ------------  ------------

Income from operations                                       144,526       100,100
Interest expense, net of interest
  Capitalized                                                (64,226)      (50,459)
Gain on equity interests in
  Subsidiaries                                                   370             -
Other (expense) income, including
  Interest income                                             (6,478)        3,616
                                                        ------------  ------------

Income before income taxes and
  Minority interests                                          74,192        53,257
Provision for income taxes                                   (26,811)      (18,646)
Minority interests                                            (3,170)       (3,863)
                                                        ------------  ------------

Income before extraordinary losses                            44,211        30,748
Extraordinary losses, net of tax                                (131)            -
                                                        ------------  ------------

    Net income                                          $     44,080  $     30,748
                                                        ============  ============

Earnings per share - basic
  Before extraordinary losses                           $       0.38  $       0.25
  Extraordinary losses, net of tax                                 -             -
                                                        ------------  ------------

    Net income                                          $       0.38  $       0.25
                                                        ============  ============

Earnings per share - diluted
  Before extraordinary losses                           $       0.38  $       0.25
  Extraordinary losses, net of tax                                 -             -
                                                        ------------  ------------

    Net income                                          $       0.38  $       0.25
                                                        ============  ============

Weighted average common
  shares outstanding                                         114,614       121,643
                                                        ============  ============

Weighted average common and common
  Equivalent shares outstanding                              117,098       123,281
                                                        ============  ============

      New accounting guidance issued in and effective for first quarter 2001 requires that the cost of the cash-back component of the Company's Total Rewards program be treated as a reduction of revenues. Previously, these costs had been treated as a casino expense. The new guidance impacts only the income statement classification of these costs. It does not impact operating profit or net income. The prior year's results have been restated to reflect the impact of implementing this new guidance.

                          HARRAH'S ENTERTAINMENT, INC.
                       SUPPLEMENTAL OPERATING INFORMATION
                                   (UNAUDITED)


                                                       FIRST QUARTER ENDED
(In thousands)                                      March 31,      March 31,
                                                        2001           2000
                                                ------------   ------------

          REVENUES*
  Western Region                                $    285,529   $    271,984
  Eastern Region                                     181,023        185,391
  Central Region                                     414,950        301,511
  Managed                                             16,273         19,511
  Other                                                1,758          1,863
                                                ------------   ------------
    Total Revenues                              $    899,533   $    780,260
                                                ============   ============

       OPERATING PROFIT
  Western Region                                $     36,331   $     23,700
  Eastern Region                                      37,288         38,139
  Central Region                                      88,279         68,861
  Managed                                             13,545         16,984
  Other                                               (6,216)        (6,229)
                                                -------------  ------------
    Total Operating Profit                      $    169,227   $    141,455
                                                ============   ============

      PROPERTY EBITDA**
  Western Region                                $     62,342   $     45,632
  Eastern Region                                      50,413         49,765
  Central Region                                     112,859         83,407
  Managed                                             13,584         17,409
  Other                                               (3,842)        (4,187)
                                                -------------  ------------
    Total Property EBITDA                       $    235,356   $    192,026
                                                ============   ============

  PROJECT OPENING AND OTHER
  NONRECURRING ITEMS
    Project opening costs                       $     (2,159)  $       (292)
    Writedowns, reserves and
      recoveries                                         233            (13)
    Venture restructuring
      costs                                           (1,500)             -
                                                ------------   ------------
        Total                                   $     (3,426)  $       (305)
                                                ============   ============

* New accounting guidance issued in and effective for first quarter 2001 requires that the cost of the cash-back component of the Company's Total Rewards program be treated as a reduction of revenues. Previously, these costs had been treated as a casino expense. The new guidance impacts only the income statement classification of these costs. It does not impact operating profit or Property EBITDA. The prior year's results have been restated to reflect the impact of implementing this new guidance.

** Property EBITDA (earnings before interest, income taxes, depreciation and amortization) consists of Operating Profit before depreciation and amortization expenses. Property EBITDA is a supplemental financial measure used by management, as well as industry analysts, to evaluate our operations. However, Property EBITDA should not be construed as an alternative to Income from operations (as an indicator of our operating performance) or to Cash flows from operations (as a measure of liquidity) as determined in accordance with generally accepted accounting principles. All companies do not calculate EBITDA in the same manner. As a result, Property EBITDA as presented by our Company may not be comparable to similarly titled measures presented by other companies.

                          HARRAH'S ENTERTAINMENT, INC.
                            SUPPLEMENTAL INFORMATION
                                   (UNAUDITED)

   Computation of diluted earnings per share excluding items not typically included in analyst estimates


                                                          FIRST QUARTER ENDED
(In thousands)                                          March 31,     March 31,
                                                            2001          2000
                                                      ----------    ----------
Income before taxes and
  Minority interests                                  $   74,192    $   53,257
Add/(deduct):
  Reserves for New Orleans casino                          2,323             -
  Project opening costs and
    Other nonrecurring items                               3,426           305
  Incremental riverboat
    Depreciation                                           2,393             -
  Gain on equity interests                                  (370)            -
                                                      ----------    ----------
Adjusted income before taxes
  and minority interests                                  81,964        53,562
Provision for income taxes                               (29,745)      (18,761)
Minority interests                                        (3,170)       (3,863)
                                                      -----------   ----------

Adjusted income before
  Extraordinary losses                                $   49,049    $   30,938
                                                      ==========    ==========

Diluted earnings per share
  Before extraordinary losses,
  as adjusted                                         $     0.42    $     0.25
                                                      ==========    ==========

Weighted average common and
  Common equivalent shares
  Outstanding                                            117,098       123,281
                                                      ==========    ==========